Vicor Corporation Announces Changes in Its Finance Department

ANDOVER, MA -- 12/03/2007 -- Vicor Corporation (NASDAQ: VICR) today announced that Mark A. Glazer, Chief Financial Officer, Treasurer and Secretary has transitioned to the position of Vice President of Treasury Services. In his new role, Mr. Glazer will focus on the development of the Company's business units to facilitate achievement of the financial goals and objectives of each unit. The Company will begin a search for a new Chief Financial Officer and structure its finance organization to best service the needs of each unit.

Richard J. Nagel, Jr., Vice President, Chief Accounting Officer, will assume the role of Interim Chief Financial Officer. Both Mr. Glazer and Mr. Nagel will report directly to Patrizio Vinciarelli, Vicor's Chief Executive Officer.

Mr. Vinciarelli noted: "By enabling Mark to focus on business unit development, we are taking a step to facilitate the growth of independent entities with synergistic business plans."

This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those projected or anticipated. These risks and uncertainties include the achievement of financial goals and growth of independent entities, as well as those risks and uncertainties identified in the Company's Annual Report on Form 10-K. The risk factors contained in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in that Form 10-K should be read together with other reports and documents that the Company files with the SEC from time to time, which may supplement, modify, supersede or update those risk factors.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the communications, information technology, industrial control and military electronics markets.

For further information contact:
Mark A. Glazer
Vice President of Treasury Services
Vicor Corporation
Tel: 978-470-2900
Fax: 978-749-3439